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                                                                     Exhibit 8.1




                   [Letterhead of Jones, Day, Reavis & Pogue]

                                   July 24, 1998

The Chase Manhattan Bank, in
  its capacity as Trustee
431 West 33rd Street 15th Floor
New York, New York 10001

                           Re:  USAA  Auto Loan Grantor Trust 1998-1
                                -------------------------------------
Ladies and Gentlemen:

                  We have acted as special counsel to USAA Federal Savings Bank (the "Bank") in connection with the issuance by the USAA Auto Loan Grantor Trust 1998-1 (the "Trust") of $673,320,000 of Class A Automobile Loan Pass-Through Certificates and $26,234,444 of Class B Automobile Loan-Pass Through Certificates (collectively, the "Certificates") pursuant to a Pooling and Servicing Agreement (the "Pooling and Servicing Agreement") between the Bank and The Chase Manhattan Bank as trustee, and the sale of the Certificates as contemplated by the Registration Statement on Form S-3 (Registration No. 333-59047) (as amended from time to time, the "Registration Statement").

                  We have examined such documents, records and matters of law as we have deemed necessary for purposes of the opinions that follow. The opinions are subject to the following qualifications, assumptions and limitations:

                  A. Our opinions are based on the relevant provisions of the Internal Revenue Code of 1986, as amended, and administrative interpretations, judicial decisions, and regulations in effect on the date of this letter. These authorities are subject to either prospective or retroactive change and we can provide no assurance as to the effect of any change on the conclusions reached in our opinions. We further note that no federal statutes, administrative interpretations, judicial decisions or regulations address the characterization for tax purposes of securities with terms and conditions substantially the same as the Certificates and that application of these authorities to the Certificates is a matter of interpretation. Our opinions do not relate to or purport to cover the laws or regulations of any jurisdiction other than the United States of America.

                  B. We note that judicial decisions and administrative rulings of the Internal Revenue Service (the "Service") generally indicate that the characterization of a transaction for tax purposes depends on the facts and circumstances of each case. No ruling has been requested from the Service concerning the Certificates. Opinions of counsel, moreover, are





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The Chase Manhattan Bank
July  , 1998
Page 2

         not binding on the Service and the Service may assert positions contrary to those stated in our opinion letter.

                  C. In rendering our opinions, we have relied upon statements, representations, and certificates of officers and other representatives of the Bank.

                  D. We have assumed that the Certificates are being issued in accordance with the Pooling and Servicing Agreement and we have assumed compliance by all parties with the Pooling and Servicing Agreement and all other documents relating to the issuance and sale of the Certificates.

                  Based on our examination, and subject to the foregoing qualifications, assumptions, and limitations, we are of the opinion that:

                           1. the Trust will be treated for federal income tax purposes as a grantor trust and not as an association taxable as a corporation;

                           2. the owners of the Certificates will be treated as
                  directly owning their pro rata interest in each Trust asset and as directly paying their pro rata share of the Trust's reasonable expenses; and

                           3. the statements set forth in the prospectus
                  contained in the Registration Statement under the headings "Prospectus Summary -- Tax Status" and "Certain Federal Income Tax Consequences," to the extent such statements address matters of law, are correct in all material respects.

                  Our opinions are limited to those opinions expressly stated in this letter; no other opinions may be inferred. The opinions expressed in this letter take into account laws, interpretations of laws, and facts known to us as of the date of this letter. We undertake no responsibility to advise you of changes in laws or interpretations of law or facts that come to our attention after that time.

                  We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                Very truly yours,

                                /S/ JONES, DAY, REAVIS & POGUE

                                JONES, DAY, REAVIS & POGUE


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